Exhibit 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our report dated June 15, 2000, accompanying the statements and schedules included in the Annual Report of Ingram Micro 401(k) Investment Savings Plan on Form 11-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Annual Report of Ingram Micro 401(k) Investment Savings Plan on Form 11-K for the year ended December 31, 2000.

/s/   STEPHENS, REIDINGER & BELLER LLP

Newport Beach, California
June 29, 2001